Exhibit 10.31

SALARY CONTINUATION AGREEMENT AND GENERAL RELEASE

THIS SALARY CONTINUATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated as of January 29, 2007 is entered into between Edward F. Giles (the “Executive”), whose address is 3 Harlow Pond Court, Franklin, Massachusetts 02038, and BJ’s Wholesale Club, Inc., a Delaware corporation, (the “Company”) whose principal office is One Mercer Road, Natick, Massachusetts 01760.

WHEREAS, the parties wish to resolve amicably the Executive’s termination from the Executive’s position as Executive Vice President Club Operations, any claims that the Executive may have arising out of the Executive’s employment with the Company, and a release of claims;

WHEREAS, the Executive is advised that the Executive has at least twenty-one (21) days to consider this Agreement, that the Executive is advised to consult with the Executive’s own attorney prior to signing this Agreement, that the Executive may revoke the Agreement for a period of seven (7) days after signing the Agreement, and that the Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period; and

WHEREAS, the parties intend that this Agreement shall terminate the Employment Agreement dated as of December 1, 2000 and the Executive’s participation in the BJ’s Wholesale Club, Inc. Change of Control Severance Agreement (as amended) and all other Company benefit plans except as provided herein.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Termination of Employment. The Executive is relieved of all duties and responsibilities as an executive of the Company and any of its affiliates and subsidiaries effective at the close of business as of Monday, January 29, 2007 and the Executive’s Termination From Employment Date shall be Saturday, February 3, 2007.

2. Compensation and Benefits. In return for the execution and non-revocation of the instant Agreement, the Company agrees to provide the Executive with the following compensation and benefits:

a) Salary Continuation. The Company shall continue to pay to the Executive the Executive’s current weekly base salary of $7,692.31 and the Executive’s weekly auto allowance of $295.65 for seventy-eight (78) weeks from the Executive’s Termination From Employment Date (the “Salary Continuation Period”), less all applicable withholding for income and employment taxes and insurance benefits payable in such manner and at such time as the Company shall pay base salary to other executives. However, but in no event shall such Salary Continuation pay commence earlier than the eighth (8th) day after execution of this Agreement provided it becomes binding between the Executive and the Company.

b) Insurance Benefits. During the Salary Continuation Period, the Company will provide medical, dental and life insurance for the Executive and the Executive’s family upon terms and conditions to those provided for the Company’s executives generally. The Executive and the Executive’s family may be eligible to receive continuation of the Executive’s group health coverage to the extent authorized and consistent with the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq., (“COBRA”), provided that the Executive pay the full cost for such coverage in a timely manner. Such coverage will terminate in accordance with COBRA guidelines.

c) Management Incentive Plan. The Executive shall receive a prorated Management Incentive Plan (“MIP”) award for services performed through FYE 2007, if such a MIP award is paid out to eligible participants. Such amount shall be payable in its entirety in a lump sum, less applicable withholdings, at the same time as other MIP awards are distributed to other executives of the Company for FYE 2007. The Executive shall not be entitled to receive any other MIP award.

d) Grants pursuant to the Company’s 1997 Stock Incentive Plan (the “1997 Plan”). With respect to the stock option grants to the Executive (the “Stock Option Agreements”) under the 1997 Stock Incentive Plan, vested options shall be exercisable for a period of three (3) months from the Executive’s Termination From Employment Date. Such exercise rights shall be governed by the terms and conditions of the 1997 Stock Incentive Plan and respective certificates.

3. Other Benefits. Except as provided for above, the Executive’s eligibility to participate in any of the Company’s employee benefits plans and compensation programs shall cease.

4. Vacation Credit. The Executive will be paid for any unused and credited vacation at the Executive’s rate of pay in effect at the time of the Executive’s Termination From Employment Date.

5. Agreement Not to Solicit or Compete. For a period of eighteen (18) months after the Termination From Employment Date, the Executive will not directly or indirectly:

a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company) that is competitive with the Company’s business. A business or enterprise shall be deemed competitive if it shall operate a chain of membership warehouse clubs (by way of example, but not limitation, Sam’s Club or Costco), warehouse stores selling food and/or general merchandise that includes a warehouse store located within 10 miles of any “then existing” BJ’s Wholesale Club warehouse store, or any other business that competes with the Company. Competitive business or enterprise also includes any store or business operated or owned by Wal-Mart Stores, Inc., Costco Wholesale Corporation, or any of the respective affiliates thereof. The term “then existing” shall refer to any such warehouse store that is, at the time of termination of the Executive’s employment, operated by the Company or any of its subsidiaries or divisions or under lease for operation as aforesaid; or

b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of the Executive’s employment with the Company; provided that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period for six (6) months or longer at the time of such solicitation, hiring or employment.

c) If the Executive violates the provisions of this Section 5, the eighteen (18) month period referred to in this Section 5 shall recommence and the Executive shall continue to be bound by the restrictions set forth in this Section 5 until a period of eighteen (18) months has expired without any violation of such provisions.

d) If any restriction set forth in Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

e) The restrictions contained in this Section 5 are necessary for the protection of the business and good will of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

6. Proprietary Information.

a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or use the same for any purposes without written approval by an executive officer of the Company after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company. All such materials or copies thereof and all tangible property of the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

d) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

7. Release of Claims. In consideration of the Company entering into this Agreement and the promises and benefits provided herein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, predecessors, agents, employees and attorneys (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has as of the date the Executive executes this

Agreement against the Released Parties including, but not limited to, all claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., as amended by The Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq.; and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Massachusetts Civil Rights Act, M.G.L. c.12, §§11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C; the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq.; and the Massachusetts Privacy Act, M.G.L. c.214, §1B, all as amended; all claims for benefits under the Company’s benefits plans and programs, including but not limited to, MIP, GIP, the 1997 Replacement Plan, the 1997 Plan, the Executive Retirement Plan, and the General Deferred Compensation Plan, except as specifically provided for in this Agreement; all common law claims including, but not limited to, actions in tort, defamation and breach of contract and any claim or damage arising out of the Executive’s employment with or change of employment status with the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the United States Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that the Executive acknowledges that the Executive will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

8. Notices. All notices and other communications required hereunder shall be in writing and shall be given either by personal delivery or by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company, the same shall be mailed to the Company at One Mercer Road, Natick, MA 01760, Attention: Senior Vice President Director of Human Resources or such other address as the Company may hereafter designate by notice to the Executive; and if sent to the Executive, the same shall be mailed to the Executive at the Executive’s address set forth above, or at such other address as the Executive may hereafter designate by notice to the Company. Notices shall be effective upon receipt.

9. Return of Company Property. The Executive agrees to return within ten (10) days of the Termination From Employment Date all Company property including, but not limited to, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in the Executive’s possession or control. The Executive further agrees to leave intact all electronic Company documents, including those that the Executive developed or helped develop during the Executive’s employment. The Executive also agrees to cancel within seven (7) days all accounts for the Executive’s benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

10. Business Expenses and Compensation. The Executive agrees that the Executive will submit within ten (10) days of the Termination From Employment Date any and all documentation for any other reimbursements owed to the Executive for authorized Company expenses.

11. Non-Disparagement. The Executive understands and agrees that as a condition for payment to the Executive of the consideration herein described, the Executive shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employer, consultant, client or customer of the Executive regarding the Executive.

12. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

13. Assignment. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Executive are not assignable except only those payments owed to the Executive after the Executive’s death, which shall be made to the Executive’s estate.

14. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, excluding the general release language, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. However, if the general language is found to be invalid, the Executive agrees to execute a valid release of the claims which are the subject of this Agreement.

16. Confidentiality. The Executive understands and agrees that as a condition for payment to the Executive of the salary continuation benefits herein described, the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive and the Executive’s agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

17. Nature of Agreement. The Executive understands and agrees that this Agreement is a salary continuation agreement and general release and does not constitute an admission of liability or wrongdoing on the part of the Company.

18. Acknowledgments. The Executive acknowledges that the Executive has been given at least twenty-one (21) days to consider this Agreement, and that the Company advised the Executive to consult with an attorney of the Executive’s own choosing prior to signing this Agreement. The Executive further understands that the Executive may revoke this Agreement for a period of seven (7) days after the Executive signs it, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Finally, the Executive understands and agrees that by entering into this Agreement, the Executive is waiving any and all rights or claims the Executive might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Executive has received consideration beyond that to which the Executive was previously entitled.

19. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause the Executive to sign this Agreement, and that the Executive fully understands the meaning and intent of this Agreement. The Executive further represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and understands the contents herein.

20. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

21. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to salary continuation benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

22. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

/s/ Edward F. Giles	2/15/07
Edward F. Giles	Date

/s/ Thomas Davis III	1/29/07
Thomas Davis III Senior Vice President Director of Human Resources	Date